Exhibit 4.19
SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE No. 6 (this “Supplemental Indenture”), dated as of December 17, 2024, among LivePerson, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors (as defined in the Indenture referred to herein), and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee and Collateral Agent an indenture, dated as of June 3, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Indenture”), relating to the First Lien Convertible Senior Notes due 2029 (the “Notes”) of the Company;

WHEREAS, pursuant to Section 10.01(f) of the Indenture, the Company, the Subsidiary Guarantors and the Trustee and Collateral Agent are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder in order to make any change that does not adversely affect the rights of any Holder and any material respect as determined in good faith by the Company;

WHEREAS, pursuant to Section 10.05 of the Indenture, the Trustee and the Collateral Agent shall join in any supplemental indenture specified in Section 10.01 upon receiving an Officer’s Certificate and an Opinion of Counsel;

WHEREAS, on June 3, 2024, an aggregate $150,000,000 in principal amount of Notes were issued pursuant to the Indenture (the “Initial Draw Notes”);

WHEREAS, on December 4, 2024, an aggregate $50,000,000 in principal amount of Notes were issued pursuant to the Indenture (the “Delayed Draw Notes”); and

WHEREAS, in respect of the December 15, 2024 interest payment on the Notes, (i) PIK Interest in the amount of $5,343,584 was capitalized into the principal amount of the Initial Draw Notes and (ii) PIK Interest in the amount of $1,781,195 was capitalized into the principal amount of the Delayed Draw Notes, in each case, prior to the effectiveness of this Supplemental Indenture.

NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the other Subsidiary Guarantors and the Trustee and Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. TAX TREATMENT; TRANSFERS OF NOTES. Until such time as the Notes are retired or modified in a manner such that the Notes are no longer comprised of two separate tranches for U.S. federal and applicable state and local income tax purposes:

(i)Solely for U.S. federal and applicable state and local income tax purposes, the Notes shall be treated as consisting of two separate tranches representing the Initial Draw Notes and the Delayed Draw Notes;

(ii)The Company, each Holder and each beneficial owner of Notes shall treat and report the Notes, solely for U.S. federal and applicable state and local income tax purposes, as consisting of two separate tranches representing the Initial Draw Notes and the Delayed Draw Notes; and

(iii)Any transfer of a Note or any beneficial interest in a Global Note following the date hereof shall be treated, solely for U.S. federal and applicable state and local income tax purposes, as a pro rata transfer of interests in the Initial Draw Notes and the Delayed Draw Notes in proportion to their relative principal amounts on the date hereof after taking into account the PIK Interest capitalized into the principal amount of the Initial Draw Notes and the Delayed Draw Notes prior to the effectiveness of this Supplemental Indenture.
The foregoing provisions are solely for the benefit of the Company, any Holder and any beneficial owner of Notes, and neither the Trustee nor the Collateral Agent shall have any obligation to monitor any Person’s compliance with the foregoing provisions and may treat any subsequent transfer of the Notes as though the foregoing provisions have been complied with by such Persons.

3. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart to this Supplemental Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually or electronically executed counterpart.

5. EFFECT OF HEADINGS. The headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions of this Indenture.

6. THE TRUSTEE AND COLLATERAL AGENT. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee and Collateral Agent by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee and Collateral Agent, subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and Collateral Agent with respect hereto. The Trustee and Collateral Agent make no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

7. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
8. EFFECTIVENESS. This Supplemental Indenture shall become operative and effective as of the date hereof upon the execution and delivery hereof by the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

LIVEPERSON, INC.

By:	/s/ John Collins
Name: John Collins Title: Chief Financial Officer and Chief Operating Officer

SUBSIDIARY GUARANTORS:

KATO ACQUISITION SUB, INC.
BELLA GROUP LLC
CLAIRE DEVELOPMENT, INC.
LIVEPERSON IP HOLDING LLC
LIVEPERSON LLC
CALLINIZE, INC.
VOICEBASE, INC.
PROFICIENT SYSTEMS, INC.
LIVEPERSON AUTOMOTIVE, LLC
LIVEPERSON (UK) LIMITED
LIVEPERSON AUSTRALIA PTY LTD.
EBOT-7 GMBH
LIVEPERSON GERMANY GMBH
LIVEPERSON CANADA, INC.
LIVEPERSON NETHERLANDS B.V.

By:      /s/ John Collins
Name: John Collins
Title:    Authorized Signatory

[Signature Page to Supplemental Indenture No. 6]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough Title: Vice President

[Signature Page to Supplemental Indenture No. 6]